Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO
973-575-1300, ext. 1202
mnc@merrimacind.com

Merrimac Reports First Quarter 2009 Results Marking a Turnaround Performance

WEST CALDWELL, N.J. May 19, 2009: Merrimac Industries, Inc. (Amex: MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced the results for the first quarter of 2009.

First Quarter 2009 Financial Highlights

•	Net sales for the first quarter of fiscal year 2009 increased 32.1% or $1.8 million to $7.6 million compared to $5.8 million in the first quarter of fiscal year 2008
•
First quarter gross profit increased 86.5% or $1.6 million to $3.4 million in 2009 compared to $1.8 million in 2008 and gross profit margins increased to 44.5% in 2009 from 31.5% in the first quarter of 2008

•	Operating income for the first quarter was $965,000 compared to an operating loss of $804,000 in 2008
•	Net income for the first quarter of 2009 was $856,000 compared to a net loss of $865,000 in 2008
•	First quarter 2009 earnings per share, basic and diluted were $0.29, compared to a first quarter 2008 net loss per share, basic and diluted of $0.29

Chairman and CEO Mason N. Carter commented, “We are clearly executing our new strategy well as reflected in the Financial Highlights. Fiscal year 2009 has begun with a strong first quarter. New orders met our internal targets; operating performance, as measured by our gross profit margin of nearly 45%, exceeded our plan. We anticipate the second quarter to have both strong incoming orders and operating performance.”

First Quarter 2009 Results

Net sales.

Net sales for the first quarter of 2009 increased $1,849,000 or 32.1% to $7,607,000, from the first quarter of 2008 net sales of $5,758,000. Net sales increased due to the higher level of orders received during 2008 resulting in a larger backlog of orders to fulfill in the first quarter of fiscal year 2009 including increased sales of Multi-Mix® products to defense industry related customers.

Cost of sales and gross profit.

Gross profit for the first quarter of 2009 was $3,382,000, an increase of $1,569,000 or 86.5%, over last year’s gross profit of $1,813,000.  Gross margin increased to 44.5% compared to 31.5% in the first quarter of 2008.  The increase in gross profit in the first quarter of 2009 compared to 2008 was primarily due to the increase in sales.  The improved gross profit percentage was due to a return to standard pricing levels compared to the aggressive low pricing tactic that was in place at the end of 2007 and in the first quarter of 2008.  Additionally, the gross profit percentage improved in the first quarter of 2009 due to the impact of the higher level of sales allowing us to better absorb fixed manufacturing costs.

Selling, general and administrative expenses.

Selling, general and administrative expenses were $2,358,000 for the first quarter of 2009, an increase of $114,000 or 5.1%, compared to the first quarter of 2008.  When expressed as a percentage of net sales, selling, general and administrative expenses decreased from 39.0% of sales in 2008 to 31.0% of sales in 2009. The increase in such expenses for the first quarter of 2009 was due to higher commissions related to the higher sales volume and higher professional fees, that were somewhat offset by a decrease in marketing expense.

Operating income (loss).

Operating income for the first quarter of 2009 was $965,000, compared to an operating loss of $804,000 for the first quarter of 2008. The improvement in operating income for the first quarter was primarily due to the improved gross profit resulting from increased sales and the decrease in research and development costs compared to the first quarter of 2008.

Net income (loss).

Net income for the first quarter of 2009 was $856,000 compared to a net loss of $865,000 for the first quarter of 2008. Net income for the first quarter of 2009 was $0.29 per share compared to a net loss of $0.29 per share for the first quarter of 2008.

Investors are invited to participate in the financial results conference call on Wednesday, May 20, 2009 at 4:15 p.m. (Eastern) by dialing 1-877-857-6151 (for International callers: 1-719-325-4818) five minutes prior to the scheduled start time, and reference the Merrimac Industries 1st Qtr 2009 Financial Results conference call or passcode number 6310541. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 6310541.

This conference call will also be broadcast live over the internet by logging on to the web at this address:

http://www.videonewswire.com/event.asp?id=58139

Should you be unable to participate during the live webcast, a link to the archived webcast will be posted on the Merrimac Industries, Inc. website.

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module used in High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ and San Jose, Costa Rica and has approximately 210 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip and bonded stripline Teflon (PTFE) circuits and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM®, System In A Package®, SIP® and Total Integrated Packaging Solutions® are registered trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. please visit our website http://www.merrimacind.com ..

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; risks associated with adequate capacity to obtain raw materials and reduced control over delivery schedules and costs due to reliance on sole source or limited suppliers; slower than anticipated penetration into the satellite communications, defense and wireless markets; failure of our Original Equipment Manufacturer or OEM customers to successfully incorporate our products into their systems; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers’ new or enhanced products; general economic and industry conditions; the ability to protect proprietary information and technology; competitive products and pricing pressures; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

MERRIMAC INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (UNAUDITED)

	Quarters Ended
	April 4, 2009	March 29, 2008
	(Unaudited)	(Restated)

Net sales	$7,606,532	$5,757,686
Costs and expenses:
Cost of sales	4,224,084	3,944,681
Selling, general and administrative	2,358,402	2,244,570
Research and development	59,395	372,818
	6,641,881	6,562,069
Operating income (loss)	964,651	(804,383)
Interest and other expense, net	(65,345)	(60,573)
Income (loss) before income taxes	899,306	(864,956)
Provision for income taxes	42,826	-
Net income (loss)	$856,480	$(864,956)

Net income (loss) per common share – basic and diluted	$0.29	$(0.29)

Weighted average number of shares outstanding – basic	2,952,324	2,932,521

Weighted average number of shares outstanding – diluted	2,969,824	2,932,521

MERRIMAC INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS

	April 4,	January 3,
	2009	2009
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$2,425,806	$1,191,768
Accounts receivable, net	4,892,140	5,765,575
Inventories, net	5,746,637	4,899,706
Other current assets	492,020	542,320
Costs and estimated earnings in excess of billings on uncompleted contracts	2,586,205	1,880,338
Total current assets	16,142,808	14,279,707

Property, plant and equipment	37,858,765	37,765,928
Less accumulated depreciation and amortization	29,197,631	28,556,441
Property, plant and equipment, net	8,661,134	9,209,487
Other assets	495,475	543,217
Total assets	$25,299,417	$24,032,411

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$291,667	$291,667
Accounts payable	700,037	794,351
Accrued liabilities	1,399,542	1,432,124
Customer deposits	1,113,030	654,133
Income taxes payable	60,274	17,448
Total current liabilities	3,564,550	3,189,723

Long-term debt, net of current portion	2,538,195	2,611,111
Deferred liabilities	60,924	64,254
Total liabilities	6,163,669	5,865,088

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $.01 per share:
Authorized: 1,000,000 shares
No shares issued	–	–
Common stock, par value $.01 per share:
20,000,000 shares authorized; 3,315,229 shares issued; and 2,952,324 shares outstanding at April 4, 2009 and January 3, 2009	33,153	33,153
Additional paid-in capital	20,491,869	20,379,924
Retained earnings	1,732,890	876,410
	22,257,912	21,289,487
Less treasury stock, at cost – 362,905 shares at April 4, 2009 and January 3, 2009	(3,122,164)	(3,122,164)
Total stockholders’ equity	19,135,748	18,167,323
Total liabilities and stockholders’ equity	$25,299,417	$24,032,411

MERRIMAC INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Quarters Ended
	April 3, 2009	March 29, 2008
	(Unaudited)	(Restated)
Cash flows from operating activities:
Net income (loss)	$856,480	$(864,956)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	651,137	618,341
Amortization of deferred financing costs	27,686	8,040
Share-based compensation	111,945	120,346

Changes in operating assets and liabilities:
Accounts receivable	873,435	(496,982)
Inventories	(846,931)	(541,656)
Costs and estimated earnings in excess of billings on uncompleted contracts	(705,867)	–
Other current assets	50,300	32,203
Other assets	20,056	(15,524)
Accounts payable	(94,314)	32,890
Accrued liabilities	(32,582)	(503,656)
Customer deposits	458,897	(17,024)
Income taxes payable	42,826	–
Deferred liabilities	(3,330)	738
Net cash provided by (used in) operating activities	1,409,738	(1,627,240))
Cash flows from investing activities:
Purchases of capital assets	(102,784)	(351,845)
Cash proceeds from sale of discontinued operations	–	664,282
Net cash (used in) provided by investing activities	(102,784)	312,437

Cash flows from financing activities:
Repayment of borrowings	(72,916)	(387,500)
Restricted cash returned	–	250,000
Proceeds from the exercise of stock options	–	28,331
Proceeds from stock purchase plan sales	–	46,383
Net cash used in financing activities	(72,916)	(62,786)

Net increase (decrease) in cash and cash equivalents	1,234,038	(1,377,589)
Cash and cash equivalents at the beginning of period	1,191,768	2,004,471
Cash and cash equivalents at the end of period	$2,425,806	$626,882

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$73,901	$62,044